TERMINATION AGREEMENT

This Termination Agreement ("Agreement") is made and effective this October 1, 2015, by and between HK Graphene Technology Corporation, formerly known as Angstron Holdings Corporation, a Nevada corporation (the "Company"), and Yunfeng Lu, an individual (the "Consultant").

WHEREAS, the Company and the Consultant entered into that certain *Cooperation Agreement* dated as of December 7, 2014 (the "Original Agreement"), pursuant to which the Consultant would develop certain know-how, technology, and/or patents related to the production and manufacturing of nanographene and battery materials for the Company;

WHEREAS, the Company and the Consultant entered into an *Amended and Restated Cooperation and Consulting Services Agreement* (the "Amended Agreement"), dated January 14, 2015, revising certain terms of the Original Agreement;

WHEREAS, due to changes in business circumstances, Company and Consultant would like to revise the terms of their relationship as follows:

1. The Original Agreement, the Amended Agreement, and the obligations thereunder are hereby terminated and cancelled and shall be of no further force and effect, and each of the Company and the Consultant hereby releases the other party, and its agents, employees and representatives, and affiliated entities of each and all of them, and is hereby released from any and all further liability, past, present and future, subject to the conditions herein, of whatever kind or character, by reason of or growing out of or arising or existing in connection with the Original Agreement or the Amended Agreement.

2. The conditions, covenants and agreements herein contained shall be binding upon the parties and their respective successors and assigns.

3. The parties covenant and agree to take such further steps and execute such other documents to carry out the terms of this Agreement.

4. The parties acknowledge and agree that the considerations recited in this Agreement are the sole and only considerations for this Agreement and that no representations, promises, or inducements have been made by any party other than as appear in this Agreement. This Agreement supersedes all prior agreements,

understandings, and communications between the Company and the Consultant, whether written or oral, express or implied, relating to the subject matter of this Agreement, and is intended as a complete and final expression of the terms of the agreement between Company and Consultant and shall not be changed except in writing.

Company: HK Graphene Technology Corporation	Consultant: Yunfeng Lu
Print Name: Shuning Luo Title: Secretary	Print Name:Yunfeng Lu